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Exhibit 10.24

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

        This Expense Support and Conditional Reimbursement Agreement (this "Agreement") is made this 9th day of April, 2018, by and between FS ENERGY AND POWER FUND, a Delaware statutory trust (the "Fund"), and FS/EIG ADVISOR, LLC, a Delaware limited liability company (the "Adviser").

        WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

        WHEREAS, the Adviser is the Fund's investment adviser; and

        WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund to ensure that no portion of distributions made to the Fund's shareholders will be paid from the Fund's offering proceeds or borrowings.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.     Adviser Expense Payments to the Fund.

        (a)   On a quarterly basis, the Adviser shall reimburse the Fund in an amount equal to the difference between the Fund's cumulative distributions paid to the Fund's shareholders in each calendar quarter less Available Operating Funds (defined below) received by the Fund on account of its investment portfolio during such calendar quarter. Any payments required to be made by the Adviser pursuant to the preceding sentence shall be referred to herein as an "Expense Payment."

        (b)   The Adviser's obligation to make an Expense Payment shall automatically become a liability of the Adviser and the right to such Expense Payment shall be an asset of the Fund on the last business day of the applicable calendar quarter. The Expense Payment for any calendar quarter shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds, and/or offset against amounts due from the Fund to the Adviser, no later than the earlier of (i) the date on which the Fund closes its books for such calendar quarter and (ii) forty-five days after the end of such calendar quarter.

        (c)   For purposes of this Agreement, "Available Operating Funds" means the sum of (i) the Fund's net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund's net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of preferred and common equity investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

2.     Reimbursement of Expense Payments by the Fund.

        (a)   Following any calendar quarter in which Available Operating Funds exceed the cumulative distributions paid to the Fund's shareholders in such calendar quarter (the amount of such excess being hereinafter referred to as "Excess Operating Funds"), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b), 2(c) and 2(d), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar quarter have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a "Reimbursement Payment."

        (b)   Subject to Sections 2(c) and 2(d), as applicable, the amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such calendar quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Fund to the Adviser.

        (c)   Notwithstanding anything to the contrary in this Agreement, the amount of the Reimbursement Payment for any calendar quarter shall be reduced to the extent that such Reimbursement Payment, together with all other Reimbursement Payments paid during that fiscal year, would cause Other Operating Expenses (as defined below) (on an annualized basis and net of any Expense Payments received by the Fund during such fiscal year) to exceed the lesser of (i) 1.75% of the Fund's average net assets attributable to the Fund's common shares for the fiscal year-to-date period after taking such Expense Payments into account and (ii) the percentage of the Fund's average net assets attributable to the Fund's common shares represented by Other Operating Expenses during the fiscal year in which such Expense Payment was made (provided, however, that this clause (ii) shall not apply to any Reimbursement Payment which relates to an Expense Payment made during the same fiscal year). For purposes of this Agreement, "Other Operating Expenses" means the Fund's total Operating Expenses (as defined below), excluding base management fees, incentive fees, organization and offering costs, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses. "Operating Expenses" means all operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies. The calculation of average net assets shall be consistent with such periodic calculations of average net assets in the Fund's financial statements.

        (d)   Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any calendar quarter shall be made if the annualized rate of regular cash distributions declared by the Fund at the time of such Reimbursement Payment is less than the annualized rate of regular cash distributions declared by the Fund at the time the Expense Payment was made to which such Reimbursement Payment relates.

        (e)   The Fund's obligation to make a Reimbursement Payment shall automatically become a liability of the Fund and the right to such Reimbursement Payment shall be an asset of the Adviser on the last business day of the applicable calendar quarter. The Reimbursement Payment for any calendar quarter shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than forty-five days after the end of such calendar quarter. Any Reimbursement Payments shall be deemed to have reimbursed the Adviser for Expense Payments in chronological order beginning with the oldest Expense Payment eligible for reimbursement under this Section 2.

        (f)    All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.

3.     Termination and Survival.

        (a)   This Agreement shall become effective as of the date of this Agreement.

        (b)   This Agreement may be terminated at any time, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

        (c)   This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory and Administrative Services Agreement, dated April 9, 2018, between the Fund and the Adviser; (ii) the board of trustees of the Fund making a determination to dissolve or liquidate the Fund; or (iii) a liquidity event of the Fund, including but not limited to (1) a listing of the Fund's common shares on a national securities exchange, (2) the sale of all or substantially all of the Fund's assets, either on a complete portfolio basis or individually, followed by a liquidation or (3) a merger or another transaction approved by the board of trustees in which shareholders of the Fund receive cash or shares of a publicly traded company.

        (d)   Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.     Miscellaneous

        (a)   The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

        (b)   This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

        Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund's Third Amended and Restated Declaration of Trust or the Fund's Amended and Restated Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

        (c)   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

        (d)   The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

        (e)   This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

FS ENERGY AND POWER FUND
By:	/s/ MICHAEL C. FORMAN Name: Michael C. Forman Title: Chief Executive Officer
FS/EIG ADVISOR, LLC
By:	/s/ MICHAEL C. FORMAN Name: Michael C. Forman Title: Chief Executive Officer

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

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  Exhibit 10.24
EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT